EXHIBIT 12.2

                         ARIZONA PUBLIC SERVICE COMPANY
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                                    ($000'S)

                                          Six Months
                                            Ended
                                           6/30/02       2001        2000        1999        1998        1997
                                           --------    --------    --------    --------    --------    --------
Earnings:
  Income from continuing operations ...    $ 96,202    $280,688    $306,594    $268,322    $255,247    $251,493
  Income taxes ........................      62,904     183,136     195,665     133,015     133,452     129,986
  Fixed charges .......................      84,096     166,939     179,381     179,088     183,398     189,600
                                           --------    --------    --------    --------    --------    --------
     Total earnings ...................    $243,202    $630,763    $681,640    $580,425    $572,097    $571,079
                                           ========    ========    ========    ========    ========    ========

Fixed Charges:
  Interest charges ....................    $ 66,337    $130,525    $141,886    $140,948    $144,695    $150,335
  Amortization of debt discount .......       1,340       2,650       2,105       2,084       2,410       2,336
  Estimated interest portion of
     annual rents .....................      16,419      33,764      35,390      36,056      36,293      36,929
                                           --------    --------    --------    --------    --------    --------
     Total fixed charges ..............    $ 84,096    $166,939    $179,381    $179,088    $183,398    $189,600
                                           ========    ========    ========    ========    ========    ========
Ratio of Earnings to Fixed Charges
  (rounded down) ......................        2.89        3.77        3.79        3.24        3.11        3.01
                                           ========    ========    ========    ========    ========    ========